Exhibit 15.2

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 15, 2024, with respect to the consolidated financial statements included in the Annual Report of Check Cap Ltd. on Form 20-F for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Check Cap Ltd. on Forms S-8 (File No. 333-203384, File No. 333-226490 and File No. 333-259666) and on Form F-3 (File No. 333-262401).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

May 15, 2024

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.